RESTRICTED STOCK AGREEMENT
                           --------------------------


                                 PURSUANT TO THE
                             OSAGE BANCSHARES, INC.

                   2007 STOCK COMPENSATION AND INCENTIVE PLAN
                   ------------------------------------------

                           FOR OFFICERS AND EMPLOYEES


         This Agreement shall constitute an award of Restricted Stock ("Award") for a total of ____________ shares of Common Stock of Osage Bancshares, Inc. (the "Corporation"), which is hereby granted to ________________________________
(the "Participant") at the price determined as provided herein, and in all respects subject to the terms, definitions and provisions of the Osage Bancshares, Inc. 2007 Stock Compensation and Incentive Plan (the "Plan") adopted by the Corporation which is incorporated by reference herein, receipt of which is hereby acknowledged.

     1.  Purchase  Price.  The  purchase  price for each  share of Common  Stock
         ---------------
awarded by this Agreement is $0.00.

     2.  Vesting of Plan Awards.  The Award of such Common Stock shall be deemed
         -----------------------
non-forfeitable in accordance with the provisions of the Plan, provided the holder of such Award is an employee, director or director emeritus of the Bank as of such date, as follows:

                  (a) Schedule of Vesting of Awards.

                                                           Percentage of
                                                           Total Shares
                                                           Awarded Which
                                                         Are Exercisable/
         Date                          Options            Non-forfeitable
         ----                          -------            ---------------

Upon grant.......................           0                      0%
As of December 21, 2008..........        ____                     20%
As of December 21, 2009..........        ____                     40%
As of December 21, 2010..........        ____                     60%
As of December 21, 2011..........        ____                     80%
As of December 21, 2012..........        ____                    100%

                  (b) Restrictions on Awards. This Award may not be delivered to the recipient if the issuance of the Shares pursuant to the Award would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Participant's receipt of this Award, the Corporation may require the person receiving this Award to make any representation and warranty to the Corporation as may be required by any applicable law or regulation.

       3. Non-transferability of Award. This Award may not be transferred in any
          ----------------------------
manner prior to such Award, or portion thereof, being deemed non-forfeitable. Notwithstanding anything herein or in the Plan to the contrary, all Shares subject to an Award held by a Participant whose employment or service with the Bank or the Corporation terminates due to death shall be deemed 100% earned and nonforfeitable as of the Participant's last date of employment or service with the Corporation or the Bank and shall be distributed as soon as practicable thereafter to the Beneficiary as set forth in accordance with the Plan.

       4. Other Restrictions on Award. This Award shall be subject to such other
          ---------------------------
restrictions and limitations as are contained in the Plan or as determined by the Plan Committee administering such Plan. Such Award shall be immediately 100% vested upon death or Disability (as determined by the Plan Committee) of the Participant or upon a Change in Control of the Corporation or the Bank.

       5. Adjustments. Subject to any required action by the stockholders of the
          -----------
Corporation, the number of Shares of Common Stock covered by this Award shall be proportionately adjusted for the following events occurring after the date of grant: upon any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution with respect to the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction affecting the Common Stock; or a sale of all or substantially all the business or assets of the Corporation in its entirety.

                                                Osage Bancshares, Inc.


Date of Grant:  _____________________________   By:  ___________________________



Attest:



_____________________________________________
[SEAL]


OPTIONEE ACKNOWLEDGEMENT


_____________________________________________        ___________________________
OPTIONEE                                             DATE